Citigroup Global Markets Realty Corp.
390 Greenwich Street 5th Floor
New York, New York 10013

March 27, 2014

ZFC Trust
c/o ZAIS Financial Partners, L.P.
2 Bridge Avenue, Suite 322
Red Bank, NJ 07701
Attention: Don Kutch

Re:	Sale of First Lien, Performing and Re-performing Mortgage Loans by Citigroup Global Markets Realty Corp.

Ladies and Gentlemen:

     This trade confirmation (the “Confirmation”) confirms the agreement between Citigroup Global Markets Realty Corp. (the “Seller”) and ZFC Trust (the “Purchaser”) pursuant to which the Seller has agreed to sell, and the Purchaser has agreed to purchase, without recourse, certain first lien, performing and re-performing residential mortgage loans identified on the mortgage loan schedule attached hereto as Exhibit A (the “Mortgage Loans”), on a servicing released basis, subject to the terms set forth herein and in the Master Mortgage Loan Sale Agreement, dated May 31, 2013 (the Purchase Agreement”) between Seller and Purchaser. The parties hereto intend that, pursuant to Section 11 of the Purchase Agreement, this Confirmation shall control.

For purposes of the Mortgage Loans to be sold pursuant to this Confirmation, the following terms shall have the following meanings:

Cut-off Date:	February 28, 2014 or such other date as mutually agreed to by the parties hereto.

Cut-off Date Principal Balance:	$105,473,532.90.

Closing Date:	March 27, 2014 or such other date as mutually agreed to by the parties hereto.

Servicing Retained/Released:	Released.

Servicing Transfer Date:	April 15, 2014, or such other date as mutually agreed to by the parties hereto.

Interim Servicing Fee	$25 per Mortgage Loan per month. The Interim Servicing Fee shall be prorated for any partial month.

Interim Servicing Period	The period commencing on the Closing Date and ending on the Servicing Transfer Date.

Purchase Price Percentage:	As set forth in Exhibit A

Purchase Price:

The purchase price for the each Mortgage Loan shall be equal to the sum of (a) the product of (i) the Purchase Price Percentage and (ii) the Cut-off Date Principal Balance, (b) accrued and unpaid interest on the Mortgage Loan from the last date through which interest has been paid by the Mortgagor through the day prior to the Closing Date for Mortgage Loans that are less than sixty (60) days delinquent as of the Cut-off Date.

Due Diligence:	The Purchaser will have completed its due diligence prior to the Closing Date and has agreed to purchase the Mortgage Loans based on the results of such due diligence.

Interim Servicing:

In addition to the interim servicing provision contained in the Master Mortgage Loan Sale Agreement, during the Interim Servicing Period, the Seller shall cause the Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices and, to the extent such actions are consistent with Accepted Servicing Practices, to refrain from (i) exercising any of its authority to modify any Mortgage Loans, (i) make any servicing advances that are greater than $2,000.00, (iii) initiate new foreclosure proceedings, (iv) accept a deed in lieu of foreclosure with respect to any Mortgage Loan, (v) conduct any short sale in respect of any Mortgaged Property or (vi) take any action that impairs the interest in the Mortgage Loan or any interest therein, in each case, without notifying the Seller in writing and without obtaining the prior written consent of the Seller (which Seller shall not give without first obtaining the consent of the Purchaser) and during the Interim Servicing Period, the Seller shall cause the Servicer to service the Mortgage Loans pursuant to an Interim Servicing Agreement between the Seller and the Servicer and in accordance with all applicable laws. The Seller confirms to the Purchaser that the Mortgage Loans will be serviced pursuant to the Interim Servicing Agreement and the Interim Servicing Agreement will remain in full force and effect until and including the Servicing Transfer Date.

Entire Agreement/Governing Law:

This Confirmation and the Purchase Agreement contain the entire agreement relating to the subject matter hereof between Purchaser and Seller and supersede any prior oral or written agreement between the parties. This Confirmation may only be amended by a written document signed by both parties. This letter shall be governed in accordance with the laws of the state of New York, without regard to conflict of laws rules (other than section 5-1401 of the New York General Obligations Law which shall govern).

Please acknowledge your agreement to the terms and conditions of this Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Seller

By:	/s/ Shameer Hussein
Name:	Shameer Hussein
Title:	Authorized Agent, Citigroup Global Markets Realty Corp.

Confirmed and Agreed to:

ZFC TRUST, as Purchaser

By:	/s/ Michael Szymanski
Name:	Michael Szymanski
Title:	Trustee